Exhibit 10.8
Execution Version
DEVELOPMENT AGREEMENT
INTRODUCTION
     THIS DEVELOPMENT AGREEMENT (this “Development Agreement”) by and between ENERGY CORPORATION OF AMERICA, a West Virginia corporation, with offices at 4643 South Ulster Street, Suite 1100, Denver, Colorado 80237-2867 (“Assignor”), and The Bank of New York Mellon Trust Company, N.A., a national banking association organized under the laws of the State of New York, with offices at 919 Congress Avenue, Suite 500, Austin, Texas 78701, as trustee (the “Trustee”), acting not in its individual capacity but solely as trustee of the ECA Marcellus Trust I, a statutory trust formed under the laws of the State of Delaware (the “Trust”) under that certain Amended and Restated Trust Agreement dated as of July 7, 2010 (as the same may be amended from time to time, the “Trust Agreement”) is delivered to be effective as of 7:00 a.m., Eastern Time, July 7 2010 (the “Effective Time”). All capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in Article I below.
     WHEREAS, Assignor and Eastern Marketing Corporation, a wholly-owned subsidiary of Assignor (“Eastern Marketing Corporation”) have entered into that certain Term Overriding Royalty Interest Conveyance (PUD) dated effective as of July 7, 2010 (“Term Conveyance”). Assignor and the Trustee have entered into that certain Perpetual Overriding Royalty Interest Conveyance (PUD) dated effective as of July 7, 2010 (“Perpetual Conveyance” and together with the Term Conveyance collectively the “Conveyances”). Eastern Marketing Corporation has assigned the Term Conveyance to the Trustee; and
     WHEREAS, in connection with the Conveyances, Assignor has agreed to undertake certain obligations during the Term with respect to the Subject Interests and the Development Wells.
     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intended to be legally bound hereby, it is agreed as follows:
ARTICLE I
DEFINITIONS
     This Article I defines certain capitalized words, terms, and phrases used in this Development Agreement. Certain other capitalized words, terms, and phrases used in this Development Agreement are defined elsewhere in this Development Agreement.
     “Additional Lease” is defined in each of the Conveyances, as applicable.
     “Adjusted Development Well Amount” means the amount, for each Development Well drilled or caused to be drilled by Assignor during the Term, equal to the result of:
     (a) one (1), multiplied by

     (b) the Working Interest (stated as a decimal fraction or 1.00, where Assignor holds a 100% Working Interest) that Assignor is required to bear in such Development Well, multiplied by
     (c) the Adjusted Horizontal Well Factor.
     For example, if Assignor holds an eighty-five percent (85%) Working Interest in a Development Well and the Adjusted Horizontal Well Factor is 1, the computation would be:
1 x .85 x 1 = .85
therefore, such Development Well would have a .85 Adjusted Development Well Amount.
     If Assignor holds an eighty-five percent (85%) Working Interest in a Development Well and the Adjusted Horizontal Well Factor is 0.8, then the computation would be:
1 x .85 x 0.8 = .68
in which case such Development Well would have a .68 Adjusted Development Well Amount.
     “Adjusted Horizontal Well Factor” means the amount, with respect to each Development Well drilled or caused to be drilled horizontally to the Target Formation by Assignor during the Term, obtained by dividing its Horizontal Lateral Distance by 2,500 feet.
     For examples, if the Horizontal Lateral Distance of a Development Well is 2,000 feet, the computation would be:
2,000 / 2,500 = 0.8
therefore, such Development Well would have a 0.8 Adjusted Horizontal Well Factor.
     If the Horizontal Lateral Distance of a Development Well is 3,000 feet, then the computation would be:
3,000 / 2,500 = 1.2
in which case such Development Well would have a 1.2 Adjusted Horizontal Well Factor.
     With respect to any Development Well, the maximum Horizontal Lateral Distance taken into account for purposes of determining the Adjusted Horizontal Well Factor for such Development Well shall be 3,500 feet. In the event that Assignor commences the drilling of a Development Well, but fails to drill beyond the midpoint of the curve, such Development Well will have an Adjusted Horizontal Well Factor of zero (0).
     “Affiliate” means, for any specified Person, another Person that controls, is controlled by, or is under common control with, the specified Person. “Control,” in the preceding sentence, refers to the possession by one Person, directly or indirectly, of the right or power to direct or cause the direction of the management and policies of another Person, whether through the ownership of voting securities, by contract or otherwise.

     “AMI Area” means that area depicted on the map set forth on Exhibit B as the AMI Area.
     “Assignor” is defined in the Introduction to this Development Agreement and also includes all permitted successors and assigns of Assignor.
     “Assignor’s Net Share of Gas” means the share of Subject Gas from each Development Well that is attributable to Assignor’s Net Revenue Interest in that Development Well.
     “Conveyances” is defined in the introductory paragraph of this Development Agreement.
     “Development Well” means any Gas well spudded after March 23, 2010 that is located on the Subject Development Lands.
     “Development Agreement” is defined in the introductory paragraph of this Development Agreement.
     “Drilling Support Lien” is defined in Section 2.08(b).
     “Drilling Obligation Completion Date” means the date that is the earlier of the date that the Total Drilling Target has been reached or March 31, 2013, as such date may be extended pursuant to Section 2.01(c); provided, however, that Assignor has delivered to the Trustee (a) a certificate executed by the President or any Vice President of Assignor certifying that Assignor’s drilling obligation was satisfied as of such date and (b) such other documentation as the Trustee may reasonably request to establish satisfaction of Assignor’s drilling obligation hereunder.
     “Eastern Marketing Corporation” is defined in the introductory paragraph of this Development Agreement.
     “Effective Time” is defined in the introductory paragraph of this Development Agreement.
     “Farmout Agreements” means any farmout agreement, participation agreement, exploration agreement, development agreement or any similar agreement.
     “Gas” means natural gas and all other gaseous hydrocarbons, excluding condensate, butane, and other liquid and liquefiable components that are actually removed from the Gas stream by separation, processing, or other means. Any oil and gas lease or other similar instrument that covers Gas shall be considered a “Gas lease” hereunder, even if it also covers other substances.
     “Horizontal Lateral Distance” means the distance of a horizontal well measured from the midpoint of the curve to the end of the lateral.
     “Net Revenue Interest” means the interest, stated as a decimal fraction, in Subject Gas production from a Development Well that Assignor is entitled to take with respect to Assignor’s Subject Interest in that Development Well and the associated Subject Development Lands, subject only to the Permitted Production Burdens (treated in each case as a reduction in interest rather than as a cost).

     “Party,” when capitalized, refers to Assignor or Trustee. “Parties,” when capitalized, refers to Assignor and Trustee.
     “Permitted Production Burdens” means (a) all Production Burdens that affected the Subject Interests when they were acquired by Assignor and (b) all Production Burdens that were created by Assignor; in each case, provided that the total Permitted Production Burdens for any Development Well shall not exceed twelve and one half percent (12.5%) (proportionately reduced to Assignor’s Working Interest in such Development Well).
     “Perpetual Conveyance” is defined in the introductory paragraph of this Development Agreement.
     “Person” means any natural person, corporation, partnership, trust, estate, or other entity, organization, or association.
     “Prior Reversionary Interest” means any contract, agreement, Farmout Agreement, lease, deed, conveyance or operating agreement that exists as of the Effective Time or that burdens the Subject Interests at the time such Subject Interests are acquired, that by the terms thereof requires a Person to convey a part of the Subject Interest to another Person or to permanently cease production of any Development Well including, any operating agreements, oil and gas leases, coal leases, and other similar agreements or instruments affecting the Subject Interests.
     “Production Burdens” means, with respect to any Subject Development Lands, Subject Interests, or Subject Gas, all royalty interests, overriding royalty interests, production payments, net profits interests, Prior Reversionary Interests and other similar interests that constitute a burden on, are measured by, or are payable out of the production of Gas or the proceeds realized from the sale or other disposition thereof.
     “Reasonably Prudent Operator Standard” means the standard of conduct of a reasonably prudent oil and gas operator in the AMI Area under the same or similar circumstances, acting with respect to its own property and disregarding the existence of the Royalty Interest as a burden on such property.
     “Royalty Interest” means, collectively, the Royalty Interest created under each of the Conveyances.
     “Subject Development Lands” means the lands subject to or covered by the oil and gas leases described in Exhibit A to each of the Conveyances and included in the AMI Area, insofar and only insofar as they cover the Target Formation, subject to the exceptions, exclusions and reservations (including depth limitations) set forth on such Exhibit A, as such exhibit may be modified pursuant to Section 2.06, and/or other reservations and exceptions contained in the Conveyances.
     “Subject Gas” means Gas in and under, and that may be produced, saved, and sold from a Development Well, insofar and only insofar as such Gas is produced from the Target Formation, subject to the following:
          (a) “Subject Gas” excludes Gas that is:

               (i) lost in the production, gathering, or marketing of Gas;
               (ii) used (A) in conformity with ordinary and prudent operations on the Subject Development Lands, including drilling and production operations with respect to such Development Well or (B) in connection with plant operations (whether on or off the Subject Development Lands) for processing or compressing the Subject Gas;
               (iii) taken by a Third Person to recover costs, or some multiple of costs, paid or incurred by that Third Person under any operating agreement, unit agreement, or other agreement in connection with nonconsent operations conducted (or participated in) by that Third Person;
               (iv) retained by a Third Person for gathering, transportation, processing or marketing services related to the Subject Gas in lieu of or in addition to cash payment for such services, to the extent such agreement is permitted under the Conveyances; and
               (v) in excess of the percentage attributable to Assignor’s Net Share of Gas taken by Assignor to recover costs, or some multiple of costs, paid or incurred by Assignor under any operating agreement, unit agreement, or other agreement in connection with nonconsent operations conducted (or participated in) by Assignor.
          (b) “Subject Gas” includes Gas, not otherwise excluded above, that is sold or exchanged for other Gas, or otherwise disposed of for valuable consideration.
     “Subject Interests” means Assignor’s undivided interests as of the date hereof in the Subject Development Lands, whether as lessee under Gas leases, as an owner of the Subject Gas (or the right to extract such Gas), or otherwise, by virtue of which undivided interests Assignor has the right to conduct exploration, drilling, development, and Gas production operations on the Subject Development Lands, or to cause such operations to be conducted, or to participate in such operations by paying and bearing all or any part of the costs, risks, and liabilities of such operations, to drill, test, complete, equip, operate, and produce Development Wells to exploit the Gas. “Subject Interests” includes all extensions of, and all renewals of Gas leases covering, the Subject Development Lands (or any portion thereof) obtained by Assignor, or any Affiliate thereof, within six (6) months after the expiration or termination of any such Gas lease. “Subject Interests” do not include (a) Assignor’s rights to substances other than Gas; (b) Assignor’s rights to Gas under contracts for the purchase, sale, transportation, storage, processing, or other handling or disposition of Gas; (c) Assignor’s interests in, or rights to Gas with respect to, pipelines, gathering systems, storage facilities, processing facilities, or other equipment or facilities, other than the Development Wells; or (d) subject to the offset provision as set forth in Section 1.03(c) of the Perpetual Conveyance or Section 1.04(c) of the Term Conveyance, any additional, or enlarged interests in the Development Wells, Subject Development Lands or Subject Gas, beyond those reflected in Exhibit A to each of the Conveyances or any Additional Lease, extensions and renewals covered by the preceding sentence. “Subject Interests” may be owned or claimed by Assignor by virtue of grants or reservations in deeds, Gas leases, or other instruments, or by virtue of operating agreements, pooling or unitization agreements or orders, or other kinds of instruments, agreements, or documents, legal or equitable, recorded or unrecorded.

The Subject Interests are subject to the Permitted Encumbrances (as defined in each of the Conveyances).
     “Target Formation” means what is generally referred to as the Marcellus Shale formation and for purposes of this Development Agreement defined as that formation located from the bottom of the Tully Formation (as seen by ECA Kemsod #1 Well, API number 37-059-25209), at a depth of 7,881 feet to the top of the Huntersville Chert Formation (as seen by the ECA Kemsod #1 Well, API number 37-059-25209), at a depth of 8,204 feet.
     “Term” means that period from the Effective Time to the Drilling Obligation Completion Date.
     “Term Conveyance” is defined in the introductory paragraph of this Development Agreement.
     “Third Person” means a Person other than Assignor or Trustee.
     “Total Drilling Target” means that number of Development Wells where the cumulative total of all the Adjusted Development Well Amounts for such Development Wells drilled by or caused to be drilled by Assignor equals at least 52.
     “Trust” is defined in the Introduction to this Development Agreement.
     “Trust Agreement” is defined in the Introduction to this Development Agreement.
     “Trustee” is defined in the Introduction to this Development Agreement and also includes all successor and substitute trustees under the Trust Agreement.
     “Working Interest” means with respect to any Development Well, the interest, stated as a decimal fraction, in and to such Development Well that is burdened with the obligation to bear and pay costs and expenses of maintenance, development and operations on or in connection with such Development Well.
ARTICLE II
DEVELOPMENT OF THE SUBJECT DEVELOPMENT LANDS
     Section 2.01 Drilling Program.
          (a) Obligation to Drill. During the Term, Assignor shall, subject to the terms of this Article II, drill, or cause to be drilled, at Assignor’s sole cost, such number of Development Wells that is necessary to achieve the Total Drilling Target prior to the Drilling Obligation Completion Date.
          (b) Meaning of “Drill.” For purposes of this Section 2.01, to “drill” means to spud a Development Well, and thereafter to drill that Development Well diligently to the Target Formation in accordance with the Reasonably Prudent Operator Standard.

          (c) Extension of “Drilling Obligation Completion Date.” If Assignor has not reached the Total Drilling Target by March 31, 2013, the Drilling Obligation Completion Date shall be automatically extended to March 31, 2014.
     Section 2.02 Obligation to Complete and Equip. Assignor shall, at Assignor’s sole cost attempt to complete each Development Well in the Target Formation that reasonably appears to Assignor, acting in accordance with the Reasonably Prudent Operator Standard, to be capable of producing Gas in quantities sufficient to pay completion, equipping, and operating costs. Assignor shall, at Assignor’s sole cost, equip for production each Development Well that is successfully completed and, when it is equipped and connected to a gathering line or pipeline, shall commence production. Assignor shall plug and abandon, at Assignor’s sole cost, all Development Wells that are unsuccessful.
     Section 2.03 Termination. After the drilling obligations in Section 2.01(a) have been satisfied in addition to all other obligations under this Development Agreement, this Development Agreement shall terminate and shall forthwith become null and void as of such date.
     Section 2.04 Costs and Expenses of Development Wells. All costs associated with or paid or incurred in connection with the drilling, testing, completing, and equipping for production, operating and/or plugging and abandoning of the Development Wells shall be borne solely by Assignor, but Assignor may use any Subject Gas in such operations without any duty to account to Trustee or the Trust under any of the Royalty Interests or Conveyances.
     Section 2.05 Operations of Development Wells. Assignor shall operate at least 90% of the Development Wells during the period from the Effective Time to the date that is at the end of the fourth full calendar quarter following the Drilling Obligation Completion Date.
     Section 2.06 Additional Leases. To the extent that there are any Additional Leases prior to Assignor’s satisfaction of Assignor’s drilling requirements in Section 2.01, such Additional Lease, without any further action hereunder, shall become part of the Subject Interests and Subject Development Lands hereunder at such time.
     Section 2.07 Title Due Diligence. Prior to commencing the drilling of any Development Well, Assignor will perform such title due diligence and such title curative work as would be performed by an oil and gas operator drilling a well and acting in accordance with the Reasonably Prudent Operator Standard.
     Section 2.08 Wells.
          (a) Prior to the Drilling Obligation Completion Date, Assignor shall not, and shall cause its Affiliates not to, nor permit any other Person within its control to, drill and complete any well in the Target Formation of the AMI Area that will not be a Development Well hereunder.
          (b) Assignor hereby covenants and agrees to enter into a Mortgage, Assignment, Security Agreement, Fixture Filing and Financing Statement (the “Drilling Support Lien”) in order that Assignor shall have granted a lien and security interest creating a valid, perfected first priority lien and security interest in and to any of the undeveloped portions of the Subject Development Lands or any Additional Lease located in the AMI Area designated the “Greene County AMI” on Exhibit B solely in order to secure the performance of Assignor’s development obligations under Section 2.01 above. Notwithstanding the preceding, for purposes of the Drilling Support Lien only, the maximum amount recoverable by virtue of the mortgage upon a failure by Assignor to satisfy its obligations under Section 2.01 shall be $91,000,000, and such amount shall automatically be reduced by an amount that is equal to the product of $1,750,000 multiplied by the cumulative total of all Adjusted Development Well Amounts for all Development Wells drilled under this Development Agreement as Assignor completes its development obligations under Section 2.01. In addition, upon Assignor’s request and at Assignor’s expense, the lien and security interest created by the Drilling Support Lien shall be released as to each Development Well and the drilling unit associated therewith as the same is completed in accordance with this Development Agreement.
          (c) Subsequent to the satisfaction of Assignor’s drilling requirements in Section 2.01, neither Assignor nor any of its Affiliates shall drill and complete any well that will have a perforated segment that will be within 500 feet of any perforated interval of any Development Well or such other wells conveyed to the Trustee by Assignor as of the date hereof which produces oil or gas from the Target Formation.
          (d) If Assignor fails to achieve the Total Drilling Target by March 31, 2014, Assignor shall be in default of its obligations under this Agreement and Trustee shall be entitled to pursue, in its sole discretion, any and all remedies available pursuant to Article III of the Drilling Support Lien.
ARTICLE III
OTHER PROVISIONS
     Section 3.01 Successors and Assigns. Subject to the limitation and restrictions on the assignment or delegation by the Parties of their rights and interests under this Development Agreement, this Development Agreement binds and inures to the benefit of Assignor, Trustee, the Trust and their respective successors, assigns, and legal representatives.
     Section 3.02 Governing Law. THIS DEVELOPMENT AGREEMENT SHALL BE CONSTRUED UNDER AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF PENNSYLVANIA WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PRINCIPLES THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.
     Section 3.03 Construction of Development Agreement. In construing this Development Agreement, the following principles shall be followed:
          (a) no consideration shall be given to the captions of the articles, sections, subsections, or clauses, which are inserted for convenience in locating the provisions of this Development Agreement and not as an aid in its construction;
          (b) no consideration shall be given to the fact or presumption that one Party had a greater or lesser hand in drafting this Development Agreement;

          (c) the word “includes” and its syntactical variants mean “includes, but is not limited to” and corresponding syntactical variant expressions;
          (d) a defined term has its defined meaning throughout this Development Agreement, regardless of whether it appears before or after the place in this Development Agreement where it is defined;
          (e) the plural shall be deemed to include the singular, and vice versa; and
          (f) each exhibit, attachment, and schedule to this Development Agreement is a part of this Development Agreement, but if there is any conflict or inconsistency between the main body of this Development Agreement and any exhibit, attachment, or schedule, the provisions of the main body of this Development Agreement shall prevail.
     Section 3.04 No Waiver. Failure of either Party to require performance of any provision of this Development Agreement shall not affect either Party’s right to require full performance thereof at any time thereafter, and the waiver by either Party of a breach of any provision hereof shall not constitute a waiver of a similar breach in the future or of any other breach or nullify the effectiveness of such provision.
     Section 3.05 Relationship of Parties. This Development Agreement does not create a partnership, mining partnership, joint venture, or relationship of trust or agency between the Parties.
     Section 3.06 Further Assurances. Each Party shall execute, acknowledge, and deliver to the other Party all additional instruments and other documents reasonably required to evidence or effect any transaction contemplated by this Development Agreement.
     Section 3.07 The 7:00 A.M. Convention. Except as otherwise provided in this Development Agreement, each calendar day, month, quarter, and year shall be deemed to begin at 7:00 a.m. Eastern Time on the stated day or on the first day of the stated month, quarter, or year, and to end at 7:00 a.m. Eastern Time on the next day or on first day of the next month, quarter, or year, respectively.
     Section 3.08 Counterpart Execution. This Development Agreement may be executed in any number of counterparts with the same effect as if all parties to this Development Agreement had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     Section 3.09 Limitation of Liability. It is expressly understood and agreed by the parties hereto that (a) this Development Agreement is executed and delivered by the Trustee not individually or personally, but solely as Trustee in the exercise of the powers and authority conferred and vested in it and (b) under no circumstances shall the Trustee be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Development Agreement. It is further expressly understood and agreed by the parties hereto that neither the Trust nor the Trustee, in its capacity as Trustee or individually, shall have any authority over, or responsibility or liability for, the drilling of the Development Wells or any of the other business or commercial activities contemplated by this Development

Agreement, all of which are hereby agreed to be the sole responsibility of Assignor, and Assignor hereby agrees to and hereby does indemnify and agree to hold harmless each of the Trust and the Trustee, in its capacity as Trustee and individually, from and against any and all damages, liabilities, expenses, fines, judgments, amounts paid in settlement, reasonable attorneys fees and costs of investigation, and other expenses reasonably incurred by any of them in connection with or as a result of any of the business or commercial activities contemplated by this Development Agreement or any other matter arising out of this Development Agreement or any such matter. Assignor further agrees to advance any such attorneys fees, costs of investigation and other expenses described above as they are incurred.
     Section 3.10 Severability. If any provision of this Development Agreement or the application thereof to any party to this Development Agreement or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Development Agreement and the application of such provision to the other party to this Development Agreement or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.
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     IN WITNESS WHEREOF, each Party has caused this Development Agreement to be executed in its name and behalf and delivered on the date or dates stated in the acknowledgment certificates appended to this Development Agreement, to be effective as of the Effective Time.

ENERGY CORPORATION OF AMERICA
By:	/s/ Donald C. Supcoe
Name: Donald C. Supcoe
Title: Senior Vice President
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[Signature Page to Development Agreement]

ECA MARCELLUS TRUST I
By: The Bank of New York Mellon Trust Company, N.A.

By:	/s/ Michael J. Ulrich
Name: Michael J. Ulrich
Title: Authorized Signatory
S-1
[Signature Page to Development Agreement]